Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Allison Kleinfelter
mpoole@hersheys.com	akleinfelter@hersheys.com

Hershey Reports First-Quarter 2023 Financial Results;
Raises 2023 Net Sales and Earnings Outlook

HERSHEY, Pa., April 27, 2023 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the first quarter ended April 2, 2023, and raised its full-year financial outlook.

“We had a great start to the year as our increased investments in the business and strong execution delivered resilient consumer demand and drove double digit sales and earnings growth in the quarter,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “As we look to the balance of the year, we remain confident in our ability to deliver our financial goals and continue executing against our key commercial, supply chain, and operational strategies to sustain our momentum into 2024 and beyond.”

First-Quarter 2023 Financial Results Summary1
•Consolidated net sales of $2,987.6 million, an increase of 12.1%.
•Organic, constant currency net sales increased 12.2%.
•Foreign currency exchange was a 0.1-point headwind.
•Reported net income of $587.2 million, or $2.85 per share-diluted, an increase of 10.9%.
•Adjusted earnings per share-diluted of $2.96, an increase of 17.0%.
1 All comparisons for the first quarter of 2023 are with respect to the first quarter ended April 3, 2022

2023 Full-Year Financial Outlook
The Company is raising its net sales growth and earnings-per-share outlook for the year to the high end of its previous range.

2023 Full-Year Outlook	Total Company
Net sales growth	~8%
Reported earnings per share growth	~15%
Adjusted earnings per share growth	~11%

The company also expects:
•A reported and adjusted effective tax rate of approximately 16%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $185 million to $195 million;
•Interest expense of approximately $145 million to $155 million; and
•Capital expenditures of approximately $800 million to $900 million, driven by core confection capacity expansion and continued investments in a digital infrastructure including the build and upgrade of a new ERP system across the enterprise.

Below is a reconciliation of projected 2023 and full-year 2022 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2023 (Projected)	2022
Reported EPS – Diluted	$8.87 - $9.12	$7.96
Derivative mark-to-market gains	—	0.38
Business realignment activities	0.01	0.02
Acquisition and integration-related activities	0.45 - 0.53	0.24
Other miscellaneous losses (benefits)	—	0.07
Tax effect of all adjustments reflected above	(0.12)	(0.15)
Adjusted EPS – Diluted	$9.29 - $9.46	$8.52

2023 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

First Quarter 2023 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended April 2, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	10.6%	(0.3)%	10.9%	9.5%	1.4%

North America Salty Snacks	19.4%	—%	19.4%	10.9%	8.5%

International	19.0%	1.5%	17.5%	0.1%	17.4%

Total Company	12.1%	(0.1)%	12.2%	8.9%	3.3%

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

First-Quarter 2023 Consolidated Results
Consolidated net sales increased 12.1% to $2,987.6 million in the first quarter of 2023. Organic, constant currency net sales increased 12.2%. List price increases and strong consumer demand drove balanced growth across segments.

Reported gross margin was 46.3% in the first quarter of 2023, compared to 46.7% in the first quarter of 2022, a decrease of 40 basis points as derivative mark-to-market losses more than offset gains from price realization and sales growth. Adjusted gross margin was 46.6% in the first quarter of 2023, an increase of 80 basis points compared to the first quarter of 2022. Price realization, sales growth, and improved supply chain efficiencies more than offset higher raw material, packaging, and logistics inflation.

Selling, marketing and administrative expenses increased 10.9% in the first quarter of 2023 versus the first quarter of 2022, driven by higher levels of media and capability investments. Advertising and related consumer marketing expenses increased 8.8% in the first quarter of 2023 versus the same period last year, with increased investments across segments. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 12.1% versus the first quarter of 2022 driven by higher people, capability and technology investments.

First-quarter 2023 reported operating profit was $799.9 million, an increase of 10.9%, resulting in an operating profit margin of 26.8%, a decrease of 20 basis points versus the prior year period. This decline was driven by derivative mark-to-market losses, which more than offset gains from price realization and sales growth. Adjusted operating profit of $830.6 million increased 17.3% versus the first quarter of 2022, resulting in an adjusted operating profit margin of 27.8%, an increase of 120 basis points. Price realization, volume gains and gross margin expansion more than offset higher raw material, packaging and logistics inflation and increased brand and capability investments.

The reported effective tax rate in the first quarter of 2023 was 22.7%, an increase of 150 basis points versus the first quarter of 2022. The adjusted effective tax rate was 22.8%, an increase of 160 basis points versus the first quarter of 2022. Both the reported and adjusted effective tax rate increases were driven by the timing of renewable energy tax credits.

The company’s first-quarter 2023 results, as prepared in accordance with GAAP, included items positively impacting comparability of $30.7 million, or $0.11 per share-diluted. For the first quarter of 2022, items negatively impacting comparability totaled $13.1 million, or $0.04 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	April 2, 2023	April 3, 2022	April 2, 2023	April 3, 2022

Derivative mark-to-market losses (gains)	$10.2	$(27.4)	$0.05	$(0.13)
Business realignment activities	2.3	1.3	0.01	—
Acquisition and integration-related activities	18.1	13.0	0.09	0.07
Tax effect of all adjustments reflected above	—	—	(0.04)	0.02
	$30.7	$(13.1)	$0.11	$(0.04)

Segment performance for the first quarter of 2023 versus the prior-year period is detailed below. See the table on components of net sales growth and the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery

Hershey’s North America Confectionery segment net sales were $2,452.2 million in the first quarter of 2023, an increase of 10.6% versus the same period last year. Organic, constant currency net sales increased 10.9% as net price realization drove high single digit growth and consumer demand remained strong.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 12-week period ended April 2, 2023 in the multi-outlet plus convenience store channels (MULO+C) increased 12.3% as consumer demand sustained despite higher marketplace prices. Hershey’s CMG share declined approximately 70 basis points, as expected, due to seasonal capacity constraints and unfavorable category mix.

The North America Confectionery segment reported segment income of $887.8 million in the first quarter of 2023, an increase of 13.5% versus the prior-year period, resulting in segment margin of 36.2% in the quarter, an increase of 90 basis points. Gains were driven by sales growth and gross margin expansion, which more than offset higher brand and capability investments.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $270.0 million in the first quarter of 2023, an increase of 19.4% versus the same period last year driven by both price realization and volume gains.

Hershey’s U.S. salty snack retail takeaway for the 12-week period ended April 2, 2023 in MULO+C increased 18.4% behind distribution and velocity gains. Growth outpaced overall category growth resulting in 10 basis points of share gains during the period, led by SkinnyPop ready-to-eat popcorn share gains of 220 basis points and Dot’s Homestyle Pretzels pretzel category share gains of 100 basis points.

North America Salty Snacks segment income increased to $46.8 million in the first quarter of 2023, an increase of 119.7% versus the first quarter of 2022. These gains were driven by continued sales growth along with gross margin expansion as price realization offset inflation and supply chain performance improved. This resulted in a segment margin of 17.3%, an increase of 790 basis points versus the prior year period.

International
First-quarter 2023 net sales for Hershey’s International segment increased 19.0% versus the same period last year to $265.5 million. Organic, constant currency net sales increased 17.5% driven by volume growth across markets.

The International segment reported a $55.0 million profit in the first quarter of 2023, reflecting an increase of $13.0 million versus the prior-year period driven by sales growth and margin expansion. This resulted in a segment margin of 20.7%, an increase of 190 basis points versus the prior-year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the first quarter of 2023 was $159.0 million, an increase of $21.7 million, or 15.8%, versus the same period of 2022. This increase was driven by capabilities and technology investments, including the upgrade of the company’s ERP system and related amortization, as well as higher compensation and benefit cost.

Live Webcast

At approximately 7 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its first-quarter 2023 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the first-quarter of 2023, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended
In thousands except per share data	April 2, 2023	April 3, 2022
Reported gross profit	$1,382,322	$1,245,480
Derivative mark-to-market losses (gains)	10,244	(27,379)
Business realignment activities	1,050	27
Acquisition and integration-related activities	—	3,384
Non-GAAP gross profit	$1,393,616	$1,221,512

Reported operating profit	$799,924	$720,990
Derivative mark-to-market losses (gains)	10,244	(27,379)
Business realignment activities	2,349	1,281
Acquisition and integration-related activities	18,111	12,996
Non-GAAP operating profit	$830,628	$707,888

Reported provision for income taxes	$172,071	$143,926
Derivative mark-to-market losses (gains)*	3,443	(6,485)
Business realignment activities*	639	303
Acquisition and integration-related activities*	4,342	3,088
Non-GAAP provision for income taxes	$180,495	$140,832

Reported net income	$587,185	$533,478
Derivative mark-to-market losses (gains)	6,801	(20,894)
Business realignment activities	1,710	978
Acquisition and integration-related activities	13,770	9,908
Non-GAAP net income	$609,466	$523,470

Reported EPS - Diluted	$2.85	$2.57
Derivative mark-to-market losses (gains)	0.05	(0.13)
Business realignment activities	0.01	—
Acquisition and integration-related activities	0.09	0.07
Tax effect of all adjustments reflected above**	(0.04)	0.02
Non-GAAP EPS - Diluted	$2.96	$2.53

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended
	April 2, 2023	April 3, 2022
As reported gross margin	46.3%	46.7%
Non-GAAP gross margin (1)	46.6%	45.8%

As reported operating profit margin	26.8%	27.0%
Non-GAAP operating profit margin (2)	27.8%	26.6%

As reported effective tax rate	22.7%	21.2%
Non-GAAP effective tax rate (3)	22.8%	21.2%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative mark-to-market losses (gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business realignment activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During the first quarter of 2023 and 2022, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs.

Acquisition and integration-related activities: During the first quarter of 2023, we incurred costs related to the integration of the 2021 acquisitions of Dot's Pretzels, LLC (“Dot's”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment. During the first quarter of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s Sweets, LLC , Dot’s and Pretzels.

Tax effect of all adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended April 2, 2023 and April 3, 2022
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended
			April 2, 2023	April 3, 2022

Net sales			$2,987,614	$2,666,221
Cost of sales			1,605,292	1,420,741
Gross profit			1,382,322	1,245,480

Selling, marketing and administrative expense			581,587	524,216
Business realignment costs			811	274

Operating profit			799,924	720,990
Interest expense, net			37,685	33,179
Other (income) expense, net			2,983	10,407

Income before income taxes			759,256	677,404
Provision for income taxes			172,071	143,926

Net income			$587,185	$533,478

Net income per share	- Basic	- Common	$2.94	$2.66
	- Diluted	- Common	$2.85	$2.57
	- Basic	- Class B	$2.67	$2.42

Shares outstanding	- Basic	- Common	147,746	146,464
	- Diluted	- Common	205,836	207,270
	- Basic	- Class B	57,114	59,614

Key margins:
Gross margin			46.3%	46.7%
Operating profit margin			26.8%	27.0%
Net margin			19.7%	20.0%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended April 2, 2023 and April 3, 2022
(unaudited) (in thousands except percentages)

	Three Months Ended
	April 2, 2023	April 3, 2022	% Change
Net sales:
North America Confectionery	$2,452,165	$2,217,044	10.6%
North America Salty Snacks	269,985	226,122	19.4%
International	265,464	223,055	19.0%
Total	$2,987,614	$2,666,221	12.1%

Segment income:
North America Confectionery	$887,750	$781,885	13.5%
North America Salty Snacks	46,792	21,301	119.7%
International	55,049	41,979	31.0%
Total segment income	989,591	845,165	17.1%
Unallocated corporate expense (1)	158,962	137,277	15.8%
Unallocated mark-to-market losses (gains) on commodity derivatives (2)	10,244	(27,379)	NM
Costs associated with business realignment initiatives	2,349	1,281	83.4%
Acquisition and integration-related activities	18,112	12,996	39.4%
Operating profit	799,924	720,990	10.9%
Interest expense, net	37,685	33,179	13.6%
Other (income) expense, net	2,983	10,407	(71.3)%
Income before income taxes	$759,256	$677,404	12.1%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended
	April 2, 2023	April 3, 2022
Segment income as a percent of net sales:
North America Confectionery	36.2%	35.3%
North America Salty Snacks	17.3%	9.4%
International	20.7%	18.8%

The Hershey Company
Consolidated Balance Sheets
as of April 2, 2023 and December 31, 2022
(in thousands of dollars)

Assets	April 2, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$460,346	$463,889
Accounts receivable - trade, net	856,841	711,203
Inventories	1,180,367	1,173,119
Prepaid expenses and other	228,546	272,195

Total current assets	2,726,100	2,620,406

Property, plant and equipment, net	2,822,238	2,769,702
Goodwill	2,607,833	2,606,956
Other intangibles	1,947,584	1,966,269
Other non-current assets	964,993	944,989
Deferred income taxes	42,770	40,498

Total assets	$11,111,518	$10,948,820

Liabilities and Stockholders’ Equity

Accounts payable	$1,004,907	$970,558
Accrued liabilities	780,195	832,518
Accrued income taxes	135,071	6,710
Short-term debt	603,089	693,790
Current portion of long-term debt	758,086	753,578

Total current liabilities	3,281,348	3,257,154

Long-term debt	3,341,375	3,343,977
Other long-term liabilities	712,143	719,742
Deferred income taxes	318,287	328,403

Total liabilities	7,653,153	7,649,276

Total stockholders’ equity	3,458,365	3,299,544

Total liabilities and stockholders’ equity	$11,111,518	$10,948,820